UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 15, 2011

Century Aluminum Company
(Exact name of registrant as specified in its charter)

Delaware	1-34474	13-3070826
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2511 Garden Road Building A, Suite 200 Monterey, California (Address of principal executive offices)	93940 (Zip Code)
(831) 642-9300
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (e)  On November 15, 2011, Century Aluminum Company (the “Company”) announced that Logan W. Kruger terminated his employment with the Company and resigned as a member of the Board of Directors of the Company (the “Board”).  Mr. Kruger’s termination of employment as President and Chief Executive Officer and resignation as a director were effective November 14, 2011.

On November 15, 2011, the Board appointed Michael A. Bless, age 46, as Acting President and Chief Executive Officer to succeed Mr. Kruger.  Mr. Bless has served as the Company’s Executive Vice President and Chief Financial Officer since January 2006, and will continue to serve as Chief Financial Officer.

In connection with his appointment as Acting President and Chief Executive Officer, Mr. Bless will receive an annual salary allowance of $226,000, which is in addition to the compensation that Mr. Bless currently receives as Executive Vice President and Chief Financial Officer of the Company.

On November 15, 2011, the Company issued a press release announcing the appointment of Mr. Bless and the departure of Mr. Kruger.  The entire text of the press release is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 8.01.  Other Events.

On November 14, 2011, Mr. Kruger commenced a lawsuit against the Company alleging breach of contract and wrongful termination in violation of public policy.  The lawsuit alleges that the Company anticipatorily breached the employment and severance protection agreements between the Company and Mr. Kruger and that the Company is obligated to make various severance payments in excess of $20 million to Mr. Kruger under such agreements.  In addition, the complaint seeks unspecified damages, including exemplary and punitive damages, for wrongful termination, as well as costs and attorneys’ fees.  The Company believes these claims are without merit and intends to vigorously defend itself against them.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits

Exhibit Number	Description
99.1	Press Release, dated November 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CENTURY ALUMINUM COMPANY
Date:	November 16, 2011	By:	/s/ William J. Leatherberry
Name: William J. Leatherberry Title: Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit Number	Description
99.1	Press Release, dated November 15, 2011.